EXHIBIT 99.1

Wheeling Island Racetrack and Gaming Center Update

….for immediate release….

September 19, 2004

(Wheeling, W.V.)  Wheeling Island Racetrack and Gaming Center announced today that it expects to reopen before the end of the week.

General Manager Geoff Andres has established a Command Center, an Employee Hotline, and a Customer Hotline as the first steps in the process of reopening the gaming facility.

“Our job now is to get our 1,000 employees back to work as quickly as possible, and to reopen our doors to our customers.  Our hope is to have the gaming portion of our facility operational by week’s end,” Andres said.

Andres has established an Employee Hotline at 231-1714, 231-1716, or 231-1733.  “Communication is the key, and we owe it to our employees to keep them informed of our progress,” Andres stated.  The 24-hour hotline will be updated at least four times daily.

The Customer Hotline will also be available around the clock.  Customers may call 304-231-1844 for details of the reopening schedule.

Rising waters did not affect Wheeling Island’s expansion room, Island room, hotel and it’s four main restaurants.  More than 1,800 of the facility’s 2,400 slot machines are located in the upper two rooms that were above the flood plain.

“We had some water damage in the entrances to the two upper rooms, the Fairgrounds Gaming Parlor on the first floor, and the racing area,” Andres explained.  “However, our two main gaming areas remain unscathed by the water.  We anticipate opening those two rooms and their 1,800 slot machines this week.

“Racing will not return to Wheeling Island for a few weeks.  The damage to the racing surface was considerable and it must be repaired,” Andres added.

Wheeling Island is located on an Island in the Ohio River that rose several feet above flood stage over the weekend after the remnants of Hurricane Ivan ravaged the area.  The waters were receding by Sunday afternoon and predictions placed water levels below flood stage by early Monday morning.

“We understand that this flooding has brought hardship to our neighbors, our employees, our customers and the Ohio Valley.”  Andres offered.  “We believe that we must work hard to return to normal operations so that we can return our 1,000 employee team members back to work.”

Employees should monitor the Employee Hotline regularly.  Andres will update the hotline with a call for employees to report to the Command Center and assist in the cleanup efforts when conditions warrant their safe return to the Island.